Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
    (970) 493-7272, Ext. 4105

Heska Announces Record Third Quarter

Company reports $1.2 million in net income

LOVELAND, CO, October 18, 2005 - Heska Corporation (NASDAQ:HSKA) today reported financial results for its third quarter ended September 30, 2005.

Heska Corporation (“Heska” or the “Company”) financial highlights for the third quarter of 2005 (and as compared to the prior year period - the third quarter of 2004) were:

—	Total revenue of $19.3 million, a 21% increase versus prior year period
—	Gross margin of 39.7%, an increase of over 2 percentage points versus prior year period
—	$6.2 million in operating expenses - a decrease of over $500 thousand from prior year period
—	$1.5 million in income from operations, an improvement of over $2.1 million from prior year period

“Our third quarter reported results exceed our latest guidance in all areas - total revenue by over $1.3 million, gross margin by over two and a half percentage points and operating expenses by nearly $200 thousand,” said Robert Grieve, Heska’s Chairman and CEO. “Our operating team is proud to have generated these outstanding results, including our first profitable third quarter.”

Segment Product Revenue
Total product revenue for the third quarter of 2005 was $19.0 million, up 23% from $15.5 million in the third quarter of 2004. Heska Corporation’s business is comprised of two reportable segments - Core Companion Animal Health and Other Vaccines, Pharmaceuticals and Products. Product revenue from these segments is as follows:

Core Companion Animal Health    This segment includes revenue from the company’s diagnostic and monitoring instruments and supplies as well as single use, point-of-care tests, vaccines and pharmaceuticals, primarily for canine and feline use. In the third quarter of 2005, this segment generated product revenue of $15.5 million, up 24% as compared to $12.5 million in the third quarter of 2004.

Other Vaccines, Pharmaceuticals and Products    This segment includes revenue from private label vaccine and pharmaceutical production, primarily for cattle but also for other animals including small mammals, horses and fish. In the third quarter of 2005, this segment generated product revenue of $3.5 million, up 17% as compared to $3.0 million in the third quarter of 2004.

Investor Conference Call
Management will conduct a conference call on Tuesday, October 18, 2005 at 9:00 a.m. MDT (11:00 a.m. EDT) to discuss the third quarter 2005 financial results. To participate, dial (800)240-2430 (domestic) or (303)205-0066 (international); the conference call access number is 11041351. The conference call will also be broadcast live over the Internet at http://www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback until November 1, 2005. The telephone replay may be accessed by dialing (800)405-2236 (domestic) or (303)590-3000 (international). The webcast replay may be accessed from Heska’s home page at www.heska.com until November 1, 2005.

About Heska
Heska Corporation (Nasdaq: HSKA) sells advanced veterinary diagnostic and other specialty veterinary products. Heska’s state-of-the-art offerings to its customers include diagnostic and monitoring instruments and supplies as well as single use, point-of-care tests, vaccines and pharmaceuticals. The company’s core focus is on the canine and feline markets where it strives to provide high value products for unmet needs in veterinary medicine. For further information on Heska and its products, visit the company’s website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska’s future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. In addition, factors that could affect the business and financial results of Heska generally include the following: uncertainties regarding Heska’s ability to achieve profitability; uncertainties regarding the accuracy of any current or future financial guidance; uncertainties regarding the impact of revenue fluctuations or shortfalls versus our expectations on Heska’s cash flow and liquidity as many of Heska’s expenses are fixed; uncertainties regarding Heska’s ability to raise additional capital or borrow additional cash to fund future operations as needed; inability to market, sell and distribute products successfully; risks regarding Heska’s reliance on third parties who we have granted substantial marketing rights to certain of our existing products; competition; risks regarding the loss of large customers; uncertainties regarding the impact of current and future legislation, in particular the Sarbanes-Oxley Act of 2002; and the risks set forth in Heska’s filings and future filings with the Securities and Exchange Commission, including those set forth in Heska’s Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

Financial Table Follows (Certain prior year numbers have been reclassified to be consistent with the current year presentation.):

Consolidated Statements of Operations
In Thousands, Except per Share Amounts
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2004	2005	2004	2005

Revenue, net:
Product revenue, net:
Core companion animal health	$12,494	$15,487	$39,916	$41,667
Other vaccines, pharmaceuticals and products	3,001	3,497	9,429	10,324

Total product revenue, net	15,495	18,984	49,345	51,991
Research, development and other	444	356	1,131	1,068

Total revenue	15,939	19,340	50,476	53,059

Cost of Revenue:
Cost of products sold	9,827	11,358	31,803	33,167
Cost of research, development and other	112	304	341	771

Total cost of revenue	9,939	11,662	32,144	33,938

Gross Profit	6,000	7,678	18,332	19,121

Operating expenses:
Selling and marketing	3,598	3,484	11,838	10,711
Research and development	1,307	884	4,591	3,061
General and administrative	1,805	1,838	5,875	5,687

Total operating expenses	6,710	6,206	22,304	19,459

Income (loss) from operations	(710)	1,472	(3,972)	(338)
Interest and other expense, net	166	238	286	503

Net income (loss)	$(876)	$1,234	$(4,258)	$(841)

Basic and diluted net income (loss) per share	$(0.02)	$0.02	$(0.09)	$(0.02)

Shares used for basic net income (loss) per share	49,042	49,817	48,981	49,573

Shares used for diluted net income per share	49,042	50,133	48,981	49,573

Balance Sheet Data
In Thousands
(unaudited)

	December 31,	September 30,
	2004	2005

Cash and cash equivalents	$4,982	$5,096
Total current assets	28,442	25,988
Total assets	38,724	36,451
Line of credit	10,375	9,948
Current portion of long-term debt and capital leases	302	1,141
Total current liabilities	23,269	20,958
Long-term debt and capital leases	1,466	2,897
Stockholders’ equity	2,579	1,901
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